Exhibit 99.1

NASDAQ Adds Waccamaw Bankshares, Inc. to the NASDAQ Global Market

          WHITEVILLE, N.C., March 20 /PRNewswire-FirstCall/ -- Waccamaw Bankshares, Inc. (Nasdaq: WBNK) has been notified by NASDAQ that the company’s stock has qualified to be traded on the NASDAQ Global Market.  This market is a higher tier within the NASDAQ structure than the NASDAQ Capital Market where the stock was previously traded.  This change will become effective with the open of business on March 22, 2007 with Waccamaw retaining the stock symbol of WBNK.

          Waccamaw Bankshares, Inc. is the holding company of Waccamaw Bank, a Whiteville, North Carolina based bank which was chartered in 1997.  As of December 31, 2006, the company had total assets of $400 million.  The company conducts operations in Southeastern North Carolina and Horry County and Lancaster County, South Carolina through eleven banking offices. The Company’s customers includes individuals and small to medium size businesses which it offers a variety of products and services such as personal and business checking accounts, money markets, savings accounts, and IRAs.  Loan products include personal and business lines of credit, mortgage loans, business commercial loans, and equity lines of credit. A wide variety of mortgage services and personal investment services are available through the bank and its subsidiary, Waccamaw Financial Services.

          Additional corporate information, product descriptions, and online services can be located on the bank’s website at www.waccamawbank.com.

          Information in the press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.’s recent filings wit the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

SOURCE  Waccamaw Bankshares, Inc.
          -0-                                                            03/20/2007
          /CONTACT:  Jim Graham of Waccamaw Bankshares, Inc., +1-910-641-0044 /
          /Web site:  http://www.waccamawbank.com /
          (WBNK)